Exhibit 5.1

January 29, 2016

Chimera Investment Corporation
520 Madison Avenue, 32nd Floor
New York, New York 10036

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 7,408,722 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Chimera Investment Corporation, a Maryland corporation (the “Company”), that are issuable under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Amendment and Restatement (the “Articles”) and Bylaws, the Plan, the Resolutions adopted by the Board of Directors of the Company on January 20, 2016 approving and adopting the Registration Statement and the Plan, and the certificate of the Secretary of State of the State of Maryland as to the existence and good standing of the Company, dated January 28, 2016, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Maryland.

Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,
/S/ K&L GATES LLP
K&L GATES LLP